Exhibit 12(a)

                             XEROX CREDIT CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (In Millions)

                         Six Months Ended
                              June 30,          Year Ended December 31,

                            2000   1999     1999    1998   1997   1996   1995


Income before income taxes $  68  $ 102    $ 180   $ 137  $ 123  $ 123  $ 119

Fixed Charges:
   Interest expense
     Xerox debt               13     16       32      23      3      5      6
     Other debt              124    111      211     217    214    199    213
       Total fixed charges   137    127      243     240    217    204    219

Earnings available for
  fixed charges            $ 205  $ 229    $ 423   $ 377  $ 340  $ 327  $ 338

Ratio of earnings to
  fixed charges (1)         1.50   1.80     1.74    1.57   1.57   1.60   1.54


(1) The ratio of earnings to fixed charges has been computed by dividing total earnings available for fixed charges by total fixed charges.